Exhibit 10.10

LOAN AGREEMENT

This LOAN AGREEMENT (this “Agreement”) is entered into as of January 14, 2013, by and among Bleach Group, Inc., a Delaware corporation (“Bleach Group”), each of the following direct or indirect subsidiaries of Bleach Group (individually, a “Subsidiary” and collectively, the “Subsidiaries”): (i) Hombeck Trading Limited, a British Virgin Islands international business company and wholly-owned subsidiary of Bleach Group (“Hombeck”), (ii) Bleach Pty Limited, an Australian company limited by shares and wholly-owned subsidiary of Bleach Group (“Bleach Australia”), (iii) Ksubi Pty Limited, an Australian company limited by shares and wholly-owned subsidiary of Bleach Group (“Ksubi”), (iv) Something Else by Natalie Wood Pty Limited, an Australian company limited by shares and wholly-owned subsidiary of Bleach Australia (“Something Else”), (v) Bleach International (EU) Limited, a Hong Kong company limited by shares and wholly-owned subsidiary of Hombeck (“Bleach International”), (vi) Bleach USA, Inc., a California corporation and wholly-owned subsidiary of Hombeck (“Bleach USA”), (vii) Bleach Europe SARL, a French company and wholly-owned subsidiary of Bleach International (“Bleach Europe”), (viii) Bleach Europe Distribution SAS, a French company and wholly-owned subsidiary of Bleach International (“Bleach Distribution”), and BREAKWATER STRUCTURED GROWTH OPPORTUNITIES FUND L.P., a Delaware limited partnership (the “Lender”).  Bleach Group and the Subsidiaries are sometimes collectively referred to herein as “Borrowers” and, individually, as a “Borrower.”

RECITALS

A.                                    Borrowers have requested that the Lender agree to make Borrowers a loan in the aggregate face amount of $3,600,000 (subject to original issue discount) subject to satisfaction of certain funding conditions, the proceeds of which will be used for (i) working capital for business operations, and (ii) fees and expenses related to the transactions contemplated by this Agreement.

B.                                    To provide assurance and security for the repayment of the loans and other Obligations (as defined herein) of Borrowers hereunder, each of the Borrowers will provide or will cause to be provided to Lender a security interest in all of its assets pursuant to the terms of this Agreement.

NOW, THEREFORE, FOR VALUABLE CONSIDERATION, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I - LOAN

1.1                               Term Loan.  Subject to the terms and conditions of this Agreement, on the Closing Date (as defined in Section 8.1), Lender agrees to make a term loan (the “Term Loan”) to Borrowers which shall be evidenced by a Senior Secured Promissory Note, in the form of Exhibit A hereto and incorporated herein by this reference (the “Note”).  Borrowers understand and agree that the Note will be subject to an original issue discount so that the face amount of the Note will be $3,600,000 (subject to adjustment in certain circumstances specified in the Note) while the amount actually funded by Lender will be $2,650,000 (exclusive of fees and other charges payable by Borrowers at closing) (the “Funded Amount”).  Payments of interest and principal on the Term Loan will be as set forth in the Note.

1.2                               [Intentionally omitted].

1.3                               Maturity Date; Payments and Interest.  The Note shall accrue interest, and Borrowers shall make scheduled principal and interest payments on the Note, in accordance with the terms specified in Note.

1.4                               Co-Borrowers.  Each Borrower acknowledges and agrees that it shall be jointly and severally liable with the other Borrowers for the Obligations hereunder pursuant to the provisions of Section 1.9 of this Agreement.  Each Borrower further acknowledges and agrees that (i) the Funded Amount will be funded directly to Bleach Group, as funding agent for each of the Borrowers, (ii) from and after the date of this Agreement, Bleach Group may, in its sole and absolute discretion, allocate or distribute a portion of the Funded Amount to one or more of the Borrowers to fund such Borrower’s working capital requirements, and (iii) in light of the business relationships among the Borrowers, each Borrower is accepting joint and several liability for the Obligations in consideration of the financial accommodations to be provided by Lender under this Agreement, which Borrowers hereby agree are for the mutual benefit, directly and indirectly, of each Borrower and in consideration of the undertakings of the other Borrowers to accept joint and several liability hereunder.

1.5                               Lender Fees and Expenses.

(a)                                 Bleach Group has previously paid a non-refundable deposit of $25,000 to Lender for due diligence costs and other expenses incurred by Lender in connection with the transactions contemplated by this Agreement.  Bleach Group has also paid to Lender a legal deposit of $10,000 (in addition to the non-refundable deposit described above) for legal costs and expenses of Lender to be incurred in connection with the preparation of this Agreement and related documentation.  In addition to the foregoing, Borrower agrees that it will reimburse Lender for Lender’s reasonable out-of-pocket expenses incurred in connection with its due diligence, as well as Lender’s reasonable out-of-pocket legal costs and expenses, and other similar reasonable out-of-pocket costs incurred in connection with the preparation of this Agreement and related documentation and the closing(s) of the transactions contemplated hereby and the deposits previously paid by Borrowers pursuant to this Section 1.5(a) shall be credited against such costs and expenses.  Any such costs and expenses in excess of the deposit amounts shall be deducted by Lender from the Funded Amount.

(b)                                 In addition to the deposits and reimbursement of costs and expenses described in Section 1.5(a) above, (i) on the Closing Date Borrowers shall pay to Lender or its designee an origination fee in the amount of $79,500; (ii) on the Closing Date, Borrowers shall pay to Lender or its designee an additional non-refundable amount of $10,000 for due diligence costs and other expenses incurred by Lender in connection with the transactions contemplated by this Agreement, and (iii) in the event the Note is not repaid in full on or prior to the twelve (12) month anniversary of its original issue date, Borrowers shall pay to Lender or its designee an additional origination fee in the amount of $28,500. Such origination fees and/or due diligence amount may, at the election of Lender, be paid by deduction from the Funded Amount.

1.6                               Payments by Borrowers.  All payments (including prepayments) to be made by Borrowers on account of principal, interest, fees and other amounts required hereunder or under the Note shall be made without set-off, recoupment or counterclaim, and shall, except as otherwise expressly provided herein, be made in U.S. dollars and on the date specified for payment.

1.7                               Net Payments.  Any and all payments by Borrowers to Lender under this Agreement or under the Note shall be made free and clear of, and without deduction or withholding for, any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto.

1.8                               Warrant.  On the Closing Date of the Term Loan, Bleach Group will issue to Lender a warrant representing the right to acquire 300,000 shares (subject to proportionate adjustment in the event of stock splits, combinations, recapitalizations or similar events) of Bleach Group common stock (the “Warrant”).  The Warrant shall be in the form attached hereto as Exhibit C and incorporated herein by this reference.

1.9                               Joint and Several Liability of Borrowers.

(a)                                 The Obligations of Borrowers under the Credit Documents are and shall be joint and several Obligations of each of them.  Each Borrower is accepting joint and several liability under this Agreement and under the other Credit Documents in consideration of the financial accommodations to be provided by Lender under this Agreement, which Borrowers hereby agree are for the mutual benefit, directly and indirectly, of each Borrower and in consideration of the undertakings of the other Borrowers to accept joint and several liability for the Obligations.

(b)                                 Each Borrower hereby irrevocably and unconditionally accepts, not as a surety but as a co-obligor, joint and several liability with the other Borrowers, with respect to the payment and performance of all of the Obligations (including, without limitation, any Obligations arising under this Section), it being the intention of the parties hereto that all the Obligations shall be the joint and several obligations of each Borrower without preferences or distinction among them.

(c)                                  If and to the extent that any of Borrowers shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event the other Borrowers will make such payment with respect to, or perform, such Obligation.

(d)                                 The Obligations of each Borrower under the provisions of this Section constitute the absolute and unconditional, full recourse Obligations of such Person enforceable against such Person to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Agreement or any other circumstances whatsoever.

(e)                                  Except as otherwise expressly provided in this Agreement or any of the other Credit Documents, each Borrower hereby waives notice of acceptance of its joint and several liability, notice of any advance made under or pursuant to this Agreement or any other Credit Document, notice of the occurrence of any Default or of any demand for any payment

(except as expressly stated in a Credit Document) under this Agreement or any other Credit Document, notice of any action at any time taken or omitted by Lender under or in respect of any of the Obligations, any requirement of diligence and, generally, to the extent permitted by applicable law, all demands, notices and other formalities of every kind in connection with this Agreement (except as otherwise expressly provided in this Agreement).  Each Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations, the acceptance of any payment of any of the Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by Lender at any time or times in respect of any default by any Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Agreement or any other Credit Document, any and all other indulgences whatsoever by Lender in respect of any of the Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of the Obligations or the addition, substitution or release, in whole or in part, of any Borrower.  Without limiting the generality of the foregoing, each Borrower assents to any other action or delay in acting or failure to act on the part of Lender with respect to the failure by any Borrower to comply with any of its respective Obligations, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder, which might, but for the provisions of this Section afford grounds for terminating, discharging or relieving any Borrower, in whole or in part, from any of its Obligations under this Agreement or any other Credit Document, it being the intention of each Borrower that, so long as any of the Obligations hereunder remain unsatisfied, the Obligations of such Person shall not be discharged except by performance and then only to the extent of such performance.

(f)                                   The Obligations of each Borrower shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any such Person or Lender.  The joint and several liability of the Borrowers hereunder shall continue in full force and effect notwithstanding any absorption, merger, amalgamation or any other change whatsoever in the name, constitution or place of formation of any of the Borrowers or Lender.

(g)                                  Each Borrower represents and warrants to Lender that such Borrower is currently informed of the financial condition of Borrowers and of all other circumstances which a diligent inquiry would reveal and which bear upon the risk of nonpayment of the Obligations.  Each Borrower further represents and warrants to Lender that such Borrower has read and understands the terms and conditions of the Credit Documents.  Each Person comprising a Borrower hereby covenants that such Borrower will continue to keep informed of Borrowers’ financial conditions, the financial condition of other guarantors, if any, and of all other circumstances which bear upon the risk of nonpayment or nonperformance of the Obligations.

(h)                                 Each Borrower waives all rights and defenses arising out of an election of remedies by Lender, even though that election of remedies, such as a nonjudicial foreclosure with respect to security for a guaranteed obligation, has destroyed Lender’s rights of subrogation and reimbursement against such Borrower by operation of law or otherwise.

(i)                                     The provisions of this Section are made for the benefit of Lender and its respective successors and assigns, and may be enforced by it or them from time to time against any or all of the Borrowers as often as occasion therefor may arise and without requirement on the part of Lender, successor, or assign first to marshal any of its or their claims or to exercise any of its or their rights against any of the other Borrowers or to exhaust any remedies available to it or them against any of the other Borrowers or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy.

(j)                                    The provisions of this Section shall remain in effect until all of the Obligations shall have been paid in full or otherwise fully satisfied.  If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by Lender upon the insolvency, bankruptcy or reorganization of any of the Borrowers, or otherwise, the provisions of this Section will forthwith be reinstated in effect, as though such payment had not been made.

(k)                                 Each Borrower hereby agrees that it will not enforce any of its rights of contribution or subrogation against the other Borrowers with respect to any liability incurred by it hereunder or under any of the other Credit Documents, any payments made by it to Lender with respect to any of the Obligations or any collateral security therefor until such time as all of the Obligations have been paid in full in cash.  Any claim which any Borrower may have against any other Borrower with respect to any payments to Lender hereunder or under any other Credit Documents are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full in cash of the Obligations and, in the event of any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceeding under the laws of any jurisdiction relating to any Borrower, its debts or its assets, whether voluntary or involuntary, all such Obligations shall be paid in full in cash before any payment or distribution of any character, whether in cash, securities or other property, shall be made to any other Borrower therefor.

(l)                                     Each Borrower hereby agrees that, after the occurrence and during the continuance of any Default, the payment of any amounts due with respect to the indebtedness owing by any Borrower to any other Borrower is hereby subordinated to the prior payment in full in cash of the Obligations.  Each Borrower hereby agrees that after the occurrence and during the continuance of any Default, such Borrower will not demand, sue for or otherwise attempt to collect any indebtedness of any other Borrower owing to such Borrower until the Obligations shall have been paid in full in cash.  If, notwithstanding the foregoing sentence, such Borrower shall collect, enforce or receive any amounts in respect of such indebtedness, such amounts shall be collected, enforced and received by such Borrower as trustee for Lender, and such Borrower shall deliver any such amounts to Lender for application to the Obligations.

ARTICLE II - CONDITIONS PRECEDENT

2.1                               Conditions of Term Loan.  The obligation of the Lender to extend the Term Loan is subject to the condition that the Lender shall have received on or before the Closing Date all of the following, in form and substance reasonably satisfactory to the Lender, with sufficient original counterparts for the Lender (except for the Note, for which only one original shall be required to be delivered), duly executed by all parties thereto to be delivered electronically on the Closing Date with originally, executed hard copies to follow promptly after the Closing Date if not delivered on the Closing Date:

(a)                                 Loan Agreement and the Note.  This Agreement, the Note, and the Security Agreement, each duly executed by the Borrowers;

(b)                                 Warrant.  The Warrant duly executed by Bleach Group;

(c)                                  Shareholder Pledge Agreement.  (i) A duly executed Pledge and Security Agreement (the “Shareholder Pledge Agreement”) of each of Grand Corporate Trading Limited, Layabi Pty Limited, Layabitoo Pty Limited, Royalty and Heroism Pty Limited, Clear Agencies Pty Limited, MAD Industries Limited, Kauai Pty Limited, Naturally N Pty Limited, and Jesse Faen (collectively, the “Guarantors”), in the form attached hereto as Exhibit D, pursuant to which the Guarantors pledge Capital Stock of Bleach Group as security for the payment and performance of the Borrower’s Obligations;

(d)                                 Officer’s Certificates; Resolutions; Incumbency.  A certificate of the CEO, President and CFO (or persons holding offices having substantially the same powers) of each Borrower, certifying: (i) the names and true signatures of the officers of such Borrower authorized to execute, deliver and perform, as applicable, this Agreement, and all other Credit Documents to be executed and/or delivered by it hereunder; and (ii) copies of the resolutions of the Board of Directors (or similar governing bodies) of each Borrower approving and authorizing the execution, delivery and performance by such Borrower of this Agreement and the other Credit Documents to be executed and/or delivered by it hereunder; (iii) that the representations and warranties contained in Article III hereof are true and correct in all material respects on and as of such date, as though made on and as of such date; (iv) that no Default or Event of Default exists; and (v) with respect to Bleach Group, copies of the resolutions of the Board of Directors of Bleach Group approving and authorizing Board of Director observation rights for Lender’s representative chosen in Lender’s sole discretion;

(e)                                  Collateral Documents.  The Collateral Documents, in appropriate form for filing or recording, where necessary, together with:

(i)                                     executed original instruments and documents in forms acceptable for filing to perfect the security interests of the Lender in accordance with Applicable Law (as defined in Section 8.1), including (without limitation) (1) any filings required to be made with the United States Patent and Trademark Office or any foreign equivalent to perfect or protect Lender’s security interest in any material copyrights, trademarks or other intellectual property rights of any Borrower, and (2) any security agreements, collateral assignments or other documents or filings required in order to perfect Lender’s security interest in Collateral located in any non-United States jurisdiction;

(ii)                                  evidence that all other actions necessary or, in the reasonable opinion of the Lender, desirable to perfect and protect the Liens created by the Collateral Documents, and to enhance the Lender’s ability to preserve and protect its interests in and access to the Collateral, have been taken;

(iii)                               to the extent not previously paid in connection with clause (i) above, funds sufficient to pay any filing or recording tax or fee in connection with any and all UCC financing statements or similar filings, if any, in foreign jurisdictions;

(iv)                              subject to the provisions of any subordination agreement that Lender may enter into with the Senior Lender, agreements with all banks, securities brokers, warehousemen, bailees, consignees and other Persons having possession of or a Lien (other than a Permitted Lien) on any Collateral acknowledging the Lender’s prior Lien on such Property (as defined in Section 8.1), in form and substance reasonably acceptable to the Lender;

(v)                                 such consents, estoppels, subordination agreements, collateral assignments of leases, landlord waivers and other documents and instruments executed by landlords, tenants and other Persons party to material contracts relating to any Collateral as to which the Lender shall be granted a Lien, as reasonably requested by the Lender, including execution by the applicable Borrower and each lender of Subordinated Debt of a form Subordination Agreement in substantially the same form attached hereto as Exhibit E;

(vi)                              stock or membership interests certificates representing any pledged ownership interest in any of the Borrowers, including, without limitation, all stock or membership interests certificates representing ownership of each Subsidiary along with appropriate assignment documents executed in blank;

(vii)                           control agreements, depositary bank agreements, broker’s letters, security agreements or other document establishing and perfecting the Lender’s first priority Lien (subject only to Permitted Liens) in any deposit, checking, money market, securities or other similar accounts of any Borrower with any bank, brokerage firm or other financial institution which shall include, at a minimum, the establishment of direct and automatic payments of principal and interest on the Note through ACH (or its equivalent with respect to non-U.S. bank accounts);

(f)                                   Financial Statements.  Consolidated financial statements prepared in accordance with U.S. GAAP of Bleach Australia and Ksubi for the fiscal year end June 30, 2012 and for Bleach Group for the three month period ending September 30, 2012;

(g)                                  Subordination Agreement.  To the extent required by the applicable Senior Lender, an agreement between Borrowers, Lender and the Senior Lender, in a form reasonably acceptable to Lender, pursuant to which Lender agrees to subordinate the Obligations and related security interest in the Collateral to specified Indebtedness of Borrowers to the Senior Lender;

(h)                                 Insurance Documents.  Proof that Borrowers have named Lender as an additional insured and/or beneficiary of any existing insurance policies on the Collateral;

(i)                                     Westpac Indebtedness.  Restructuring of the Westpac Indebtedness at or prior to the Closing Date so that such Indebtedness provides for payment of interest only through July 31, 2013 and amortization of the outstanding principal over twenty-four (24) equal monthly payments ending July 31, 2015; and

(j)                                    Other Documents.  Such other approvals, opinions, documents or materials as the Lender may reasonably request.

ARTICLE III - REPRESENTATIONS AND WARRANTIES

Each Borrower, jointly and severally, represents and warrants to the Lender that, both before and after consummation of the transactions to be consummated on the Closing Date, each of the following statements is and will be true and correct:

3.1                               Existence and Power; Subsidiaries.

(a)                                 Each Borrower: (i) is an entity duly organized, validly existing and in good standing under the laws of jurisdiction of organization; (ii) Schedule 3.1 to this Agreement accurately reflects the legal name and jurisdiction of organization for each of the Subsidiaries, (iii) has the power and authority to own its assets, carry on its business and execute, deliver, and perform its obligations under, the Credit Documents to which it is or shall become a party; (iv) has all material governmental licenses, authorizations, consents and approvals to own its assets, carry on its business and execute, deliver, and perform its obligations under, the Credit Documents to which it is or shall become a party; (v) is duly qualified as a foreign entity, and licensed and in good standing, under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification or license, except where the failure to be so licensed or qualified would not reasonably be expected to have a Material Adverse Effect; and (v) is in compliance with all Requirements of Law.

(b)                                 Each of the Subsidiaries is a wholly-owned subsidiary of Bleach Group except for (i) Something Else which is a wholly-owned subsidiary of Bleach Australia, (ii) Bleach International and Bleach USA, each of which is a wholly-owned subsidiary of Hombeck, and (iii) Bleach Europe and Bleach Distribution, each of which is a wholly-owned subsidiary of Bleach International.  All outstanding ownership interests of each Subsidiary are free and clear of all preemptive rights and of any Liens, restrictions or limitations, except Liens imposed or created by the Credit Documents or imposed by applicable securities laws.  No person or entity has any option, warrant or other right to acquire any ownership interest in any Subsidiary except that Glowturn Pty Limited has a right to convert up to $600,000 of outstanding Subordinated Debt into not more than a 6% ownership interest in Bleach Australia.  No Person has any right to cause any Borrower to redeem or otherwise purchase any ownership interest of such Borrower.

(c)                                  The Subsidiaries constitute the only direct or indirect subsidiaries of any of the Borrowers.

3.2                               Authorization; No Contravention.  The execution, delivery and performance by each Borrower of this Agreement and by such Borrower of any other Credit Documents to which such Borrower is a party have each been duly authorized by all necessary corporate, limited liability company or partnership action, and do not and will not:

(a)                                 contravene the terms of any of such Borrower’s Organization Documents;

(b)                                 conflict with or result in any material breach or contravention of, or the creation of any Lien under, any document evidencing any Contractual Obligation to which such Borrower is a party;

(c)                                  conflict with any order, injunction, writ or decree of any Governmental Authority to which such Borrower or its Property is subject; or

(d)                                 violate any Requirement of Law.

3.3                               Governmental Authorization; Third Party Consent.  No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority (except for recordings or filings in connection with the Liens granted to the Lender under the Collateral Documents) or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Borrower of this Agreement or any other Credit Document.

3.4                               Binding Effect.  This Agreement and each other Credit Document to which any Borrower is a party constitute the legal, valid and binding obligations of such Borrower, enforceable against such Borrower in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.

3.5                               No Default.  No Default or Event of Default exists or would result from the incurring of any Obligations or the grant or perfection of the Lender’s Liens on the Collateral.  Borrower is not in default under or with respect to any Contractual Obligation in any respect which, individually or together with all such defaults, would reasonably be expected to have a Material Adverse Effect or that would, if such default had occurred after the Closing Date, create or cause an Event of Default under Article VI hereof.

3.6                               Title to Properties.  Each Borrower has and will have good record and marketable title in fee simple to, or valid leasehold interest in, all Property consisting of real property, and have or will have good and marketable title to or the right to use to all Property consisting of personal property, necessary or used in the Ordinary Course of Business, except, in either case, for defects which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  As of the Closing Date, none of such Property will be subject to any Liens other than Permitted Liens.

3.7                               Taxes.  Each Borrower has filed all Federal, state, foreign and other tax returns and reports required to be filed, and has paid all material Federal, state, foreign and other taxes, assessments, fees and other governmental charges levied or imposed upon them or their Properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided and no Notice of Lien has been filed or recorded.  There is no proposed tax assessment against any Borrower which would reasonably be expected have a Material Adverse Effect.

3.8                               Financial Condition.  The consolidated financial statements of Bleach Group (and its subsidiaries, including the Subsidiaries) for the fiscal year ended June 30, 2012 and for the three months ended September 30, 2012, including the consolidated balance sheet of Bleach Group dated as of September 30, 2012, present fairly in all material respects the consolidated financial condition of the Borrowers as of the dates thereof and results of operations for the periods covered thereby.  No Borrower has, and will not have, any Indebtedness or other material liabilities, which are not reflected on the September 30, 2012 unaudited consolidated financial statements of Bleach Group and its subsidiaries, other than (i) liabilities (other than Indebtedness) incurred in the Ordinary Course of Business since September 30, 2012, (ii) the Indebtedness in favor of Moneytech Finance Pty Limited (“Moneytech”) to Bleach Australia pursuant to the Confirmed Capital Agreement, dated May 23, 2012, between Bleach Australia and Moneytech (the “Moneytech Facility”), (iii) the Indebtedness in favor of the Westpac Banking Corporation (“Westpac”) to Ksubi pursuant to the Business Sale Agreement, dated March 9, 2010 between Ksubi and Westpac (the “Westpac Indebtedness”), and (iv) Obligations to the Lender incurred on the Closing Date.  As of the date of this Agreement (i) Borrowers had trade payables to Jams Clothing Ltd. arising in the Ordinary Course of Business, in the aggregate amount of no greater than $8,790,007, (ii) Bleach Australia had an unsecured loan to MAD Industries Ltd. in the amount $104,525, and (iii) other than as described in the immediately preceding clauses (i) and (ii) and the Subordinated Debt to Glowturn Pty Ltd., no Borrower had any outstanding trade payables or Indebtedness to any shareholder of any Borrower or any Affiliate of a shareholder of any Borrower.

3.9                               Liens of the Lender.  The Liens granted to the Lender pursuant to the Credit Documents will at all times, assuming the proper and timely filing of renewal statements for all financing statements included in the Collateral Documents and possession of items of Collateral consisting of instruments or documents of title or certificated securities, be fully perfected first priority Liens in and to the Collateral described therein, subject, as to priority, only to Permitted Liens with respect to the Collateral.

3.10                        Litigation.  There are no outstanding orders, decrees or judgments by or with any Government Authority to which any Borrower is a party.  As of the date hereof, there are no actions, suits, arbitrations or legal, administrative or other proceedings pending or, to the knowledge of Borrowers, threatened against any Borrower, at law or in equity, by or before any Government Authority.

3.11                        Compliance with Law. The business of each Borrower is being conducted in material compliance with all Applicable Laws and each Borrower has all material licenses and permits required under Applicable Laws to conduct its business as presently or currently expected to be conducted.  No Borrower has received any written notice from any Governmental Authority alleging any violation of any Applicable Law or directing the Borrower to take any remedial action with respect to such law, ordinance or regulation.  To the knowledge of Borrowers, (i) no Borrower is under investigation with respect to the violation of any Applicable Law, and (ii) there are no facts or circumstances that could reasonably be expected to form the basis for any such violation.

3.12                        Intellectual Property.

(a)                                 Each Borrower owns or has, as applicable, valid licenses to use all Intellectual Property used in or necessary for the operations or conduct of its business as presently or currently expected to be conducted (collectively, the “Borrower Intellectual Property”).  The validity and/or enforceability of the Borrower Intellectual Property and the title of ownership or rights of the Borrowers to use the Borrower Intellectual Property are not being questioned in any litigation, action, claim, suit, proceeding, hearing, investigation, notice or complaint to which any Borrower is a party, nor, to Borrower’s knowledge, is any such action threatened.  To Borrower’s knowledge the conduct of each Borrower’s business has not and does not infringe, misappropriate or otherwise violate the Intellectual Property rights of any third party and no Borrower knows of any basis for any claim of infringement, misappropriation or other violation of any third party Intellectual Property rights, and, to the knowledge of the Borrower, there are no infringements of the Borrower Intellectual Property by any third party.  No Borrower or any registered agent thereof has received any written notice of an allegation of any infringement or misappropriation by, or other conflict with, any third party with respect to any Borrower Intellectual Property, nor has any such Person received any claims of infringement or misappropriation of or other conflict with any Intellectual Property of any third party.

(b)           Schedule 3.12 is a complete and accurate list of all patents, trademarks, trade names and copyrights owned by any Borrower and registered with the United States Patent and Trademark Office or any state or foreign Governmental Authority along with applicable registration numbers and jurisdictions of registration.  Each item of registered Borrower Intellectual Property is and has at all times been in compliance with all legal requirements, and all filings, payments, and other actions required to be made or taken to maintain such item of registered Borrower Intellectual Property in full force and effect have been made by the applicable deadline.

(c)           Each Person who is or was an employee or contractor of any Borrower and who is or was involved in the creation or development of any Borrower Intellectual Property either (i) has signed a valid and enforceable agreement containing an assignment of intellectual property rights to Borrower, or (ii) if no such agreement exists, was an employee of a Borrower whose work and any resulting Intellectual Property automatically, and without need for any assignment or other documentation, constitutes the property of Borrower under Applicable Law.  No current or former member, manager, officer, director, or employee of any Borrower has any valid claim, right (whether or not currently exercisable), or interest to or in any of the Borrower Intellectual Property.

3.13        SEC Documents; Capitalization.

(a)           All documents and reports that Bleach Group has filed with the SEC (the “SEC Documents”), if any, comply as to form in all material respects with requirements of the Securities Act and Exchange Act, as applicable, and the rules and regulations of the SEC promulgated thereunder (collectively, the “SEC Rules”), and none of the SEC Documents and the information contained therein, as of their respective filing dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c)           Immediately prior to the Closing Date, the authorized capital stock of Bleach Group consists of 100,000,000 shares of common stock, $0.001 par value per share, 6,000,000 shares of which were issued and outstanding.  Upon issuance and payment therefore in accordance with the terms of the Warrant, the shares of Bleach Group common stock issuable upon exercise of the Warrant will be duly and validly issued, fully paid and non-assessable shares of Bleach Group common stock.  Except as disclosed in Schedule 3.13, no person or entity has any option, warrant or other right to acquire any Capital Stock or other ownership interest in Bleach Group.

3.14        Full Disclosure.  The representations and warranties made by the Borrowers in this Agreement and in the other Credit Documents, taken as a whole, do not contain or will not contain, as of the date made, any untrue statement of a material fact or omit to state any material fact necessary to make the statements made herein and therein not misleading.

ARTICLE IV - AFFIRMATIVE COVENANTS

Each Borrower covenants and agrees that, unless the Lender shall waive compliance therewith in writing, such Borrower shall comply with the following covenants:

4.1          Financial Statements.  The Borrowers shall maintain a system of accounting established and administered in accordance with sound business practices to permit the preparation of consolidated financial statements in conformity with GAAP consistently applied by Borrower (provided that quarterly and monthly financial statements shall not be required to have footnote disclosure and shall be subject to normal year-end adjustments).

4.2          Certificates; Maximum Amount Calculation; Other Information.  The Borrower shall furnish to the Lender:

(a)           as soon as available, but not later than thirty (30) days after the end of each fiscal year, a copy of the internally approved annual operating budget for the ensuing fiscal year for Borrowers;

(b)           promptly, such additional business, financial, corporate affairs and other information as the Lender may from time to time reasonably request, which shall include monthly financial reports.

4.3          Notices.  The Borrowers shall promptly notify the Lender of any of the following, (and in no event later than three (3) Business Days after any Responsible Officer obtaining actual knowledge thereof):

(a)           the occurrence or existence of any Default or Event of Default, or any event or circumstance that is reasonably likely to become a Default or Event of Default;

(b)           the occurrence or existence of any action or set of facts or circumstances that has resulted in, or is reasonably likely to result in, a Material Adverse Effect; and

(c)           any material change in accounting policies or financial reporting practices by Borrower.

Each notice pursuant to this Section shall be accompanied by a written statement by a Responsible Officer of the applicable Borrower(s) setting forth details of the occurrence referred to therein, and stating what action Borrowers propose to take with respect thereto and at what time.  Each notice under Section 4.3(a) shall describe with reasonable specificity any and all clauses or provisions of this Agreement or other Credit Document that have been breached or violated.

4.4          Maintenance of Property.  Each Borrower shall maintain and preserve all its Property which is used in its business in good working order and condition, ordinary wear and tear excepted, and make all reasonably necessary repairs thereto and renewals and replacements thereof, except as permitted by Section 5.2.

4.5          Insurance; Key Man Insurance.  Each Borrower shall maintain, with financially sound and reputable independent insurers, insurance with respect to its Properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons.  From and after the Closing Date, Borrowers shall name Lender as an additional insured and/or beneficiary of any insurance policies on the Collateral, either then in existence or thereinafter obtained.  In addition, if requested by Lender, Bleach Group or such other Borrower as Lender shall designate shall acquire and maintain, with financially sound and reputable independent insurers, key-person life insurance on the lives of the Management Members of such types and in such amounts as Lender shall reasonably require.  Lender shall be named as primary loss payee on such key-person life insurance.

4.6.         Compliance with Laws.  Each Borrower shall comply with all Requirements of Law of any Governmental Authority having jurisdiction over it or its business except where such noncompliance would not reasonably be expected to result in a Material Adverse Effect.

4.7          Inspection of Books and Records. Each Borrower shall maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of Borrower.  Each Borrower shall permit representatives and independent contractors (subject to a confidentiality agreement in customary form) of the Lender to visit and inspect any of such Borrower’s Properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with their respective directors, officers, and independent public accountants, at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the applicable Borrower; provided, however, when an Event of Default exists the Lender may do any of the foregoing at any time during normal business hours and without advance notice.

4.8          SEC Compliance.  Following completion of any initial public offering by Bleach Group, Bleach Group will, at all times while any Obligations or the Warrant remain outstanding: (i) remain a “reporting company” in good standing under the Exchange Act, and (ii) in a timely manner, file all documents and reports that Bleach Group is required to file under the Exchange Act or the SEC Rules and all such filings shall comply as to form in all material respects with requirements of the SEC Rules and none of such filings and the information contained therein, as of their respective filing dates, shall contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

4.9          Further Assurances.

(a)           Each Borrower shall ensure that all written information, exhibits and reports furnished to the Lender by or on behalf of Borrower, taken as a whole, do not and will not contain any untrue statement of a material fact and do not and will not omit to state any material fact or any fact necessary to make the statements contained therein not misleading in any material respect in light of the circumstances in which made, and will promptly disclose to the Lender and correct any material defect or error that may be discovered therein or in any Credit Document or in the execution, acknowledgment or recordation thereof.

(b)           Promptly upon request by the Lender, each Borrower shall take such additional actions as the Lender may reasonably require from time to time in order to (i) carry out more effectively the purposes of this Agreement or any other Credit Document, (ii) subject to the Liens created by any of the Collateral Documents any of the Properties, rights or interests covered by any of the Collateral Documents, (iii) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and the Liens intended to be created thereby, (iv) subject to first, perfected Liens in favor of the Lender all Property of such Borrower (other than those Permitted Liens that Lender has agreed pursuant to the specific terms of this Agreement or otherwise in writing may be senior in priority to the Lien of Lender in certain Collateral), and (v) better assure, convey, grant, assign, transfer, preserve, protect and confirm to the Lender the rights granted or now or hereafter intended to be granted to the Lender under any Credit Document or under any other document executed in connection therewith.

ARTICLE V - NEGATIVE COVENANTS

Each Borrower hereby covenants and agrees that, so long as any Lender shall have any commitment outstanding and in effect hereunder, or any Obligation shall remain unpaid or unsatisfied, unless the Lender shall waive compliance therewith in writing, such Borrower shall comply with the following covenants:

5.1          Limitation on Liens.  No Borrower shall, directly or indirectly, make, create, incur, assume or suffer to exist any Lien upon or with respect to any part of its Property, whether now owned or hereafter acquired, other than the following (“Permitted Liens”);

(a)           any Lien existing on the Property of Borrower on the Closing Date and expressly approved by Lender in writing for these purposes, each of which shall be listed on Schedule 5.1 attached hereto, which shall include (i) Liens in favor of Moneytech granted by Bleach Australia in connection with the Moneytech Facility, and (ii) Liens in favor of Westpac granted by Ksubi in connection with the Westpac Indebtedness in an amount not to exceed the current principal balance of AUS$2,672,610;

(b)           any Lien created under any Credit Document;

(c)           Liens for taxes, fees, assessments or other governmental charges which are not delinquent or remain payable without penalty;

(d)           Liens incurred and arising out of surety bonds, appeal bonds, statutory obligations, bids, performance and return of money and similar obligations and pledges or deposits made in the Ordinary Course of Business in connection with worker compensation, unemployment insurance, old age pensions and other social security benefits;

(e)           Liens imposed by law, including  carriers’, warehousemen’s, mechanics’, materialmen’s and vendors’ Liens incurred in the Ordinary Course of Business and securing obligations which are not yet due or which are being contested in good faith by appropriate proceedings;

(f)            Extensions and renewals of Liens permitted hereunder; provided, however, that the then outstanding Indebtedness secured thereby is not increased by such extension or renewal and the Lien does not encumber any Property not encumbered by the Lien so extended or renewed; and

(g)           Liens securing Capital Lease Obligations, provided that each such Lien does not secure any other Indebtedness and does not encumber any Property other than that Property acquired with the proceeds of such Indebtedness.

5.2          Disposition of Property.  No Borrower shall, directly or indirectly, sell, assign, lease, convey, transfer or otherwise dispose of (whether in one or a series of transactions) any Property (including accounts and notes receivable, with or without recourse) or enter into any agreement to do any of the foregoing, except in the Ordinary Course of Business, without first obtaining Lender’s written consent, which consent shall not be unreasonably withheld.

5.3.         Consolidations and Mergers; Wholly-Owned Subsidiaries.  For so long as any Obligation remains outstanding, without first obtaining Lender’s written consent, no Borrower shall merge, consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions), all or substantially all of its assets  (whether now owned or hereafter acquired) to or in favor of any Person other than inventory sold in the Ordinary Course of Business.  Unless first consented to in writing by Lender, which consent shall not be unreasonably withheld: (i) each Subsidiary other than Something Else, Bleach International, Bleach USA, Bleach Europe, and Bleach Distribution shall remain a wholly-owned subsidiary of Bleach Group, (ii) Something Else shall remain a wholly-owned subsidiary of Bleach Australia, (iii) Bleach International and Bleach USA shall remain wholly-owned subsidiaries of Hombeck, (iv) Bleach Europe and Bleach Distribution shall remain wholly-owned subsidiaries of Bleach International, and (v) no Subsidiary shall admit as a member, shareholder, partner or owner any Person other than Bleach Group or a wholly-owned subsidiary of Bleach Group.

5.4          Loans and Investments; Acquisitions.  No Borrower shall purchase or acquire or make any commitment therefor, any capital stock, equity interest or any obligations or other securities of, or any interest in, any Person, or make or commit to make any Acquisitions, create any new subsidiary, or direct any revenues, income, business opportunities, or other rights to, or make or commit to make any advance, loan, extension of credit or capital contribution to or any other investment in, any Person, including any Affiliate of Borrower, without first obtaining Lender’s written consent, which consent shall not be unreasonably withheld, except for:

(a)           investments in Cash Equivalents; and

(b)           extensions of credit in the nature of accounts receivable (including, but not limited to, intercompany accounts receivable) or notes receivable arising from the sale or lease of goods or services in the Ordinary Course of Business.

5.5          Limitation on Indebtedness.  No Borrower shall create, incur, assume, suffer to exist, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:

(a)           Indebtedness incurred pursuant to this Agreement; and

(b)           Indebtedness existing on the Closing Date and listed on Schedule 5.5 attached hereto, and any refinancings thereof or amendments or modifications thereto which do not have the effect of increasing the calculation of the interest rate thereunder, increasing the principal amount thereof, or changing the amortization thereof (other than to extend the same, or to convert such Indebtedness to equity).

5.6          Transactions with Affiliates; Changes in Compensation.  No Borrower shall enter into any transaction with any of their respective Affiliates which are on terms that are less favorable to such Borrower than those that would be obtainable at the time in an arms-length transaction with any Person who is not an Affiliate; provided, however, that such restriction shall not apply to transactions made with any other Borrower made in the Ordinary Course of Business.  No Borrower shall materially increase the cash compensation payable to any Person who is an officer, director or Affiliate of Bleach Group or any other Borrower; provided, however, that such restriction shall not apply to commercially reasonable salaries paid in the Ordinary Course of Business to full-time employees of any Borrower who are not Affiliates or directors of any Borrower.

5.7          Contingent Obligations.  No Borrower shall, except in the Ordinary Course of Business, create, incur, assume or suffer to exist any Contingent Obligations.

5.8          Restricted Payments.

(a)           No Borrower shall declare or make any dividend payment or other distribution of assets, properties, cash, Cash Equivalents, rights, obligations or securities on account of any shares of any class of its Capital Stock, or purchase, redeem or otherwise acquire for value any shares of its Capital Stock or any warrants, rights or options to acquire such shares, now or hereafter outstanding; provided, however, that the Subsidiaries may, in the Ordinary Course of Business, make distributions to Bleach Group (or to Bleach Australia in the case of Something Else, or to Hombeck in the case of Bleach International or Bleach USA, or to Bleach International in the case of Bleach Europe or Bleach Distribution).

(b)           No Borrower shall make any payment of interest or principal on any Subordinated Debt or any other Indebtedness except (i) as specifically permitted by the terms of this Agreement, (ii) any Subordination Agreement in favor of Lender with respect to the Subordinated Debt, or (iii) with the prior written consent of Lender, which may be withheld in Lender’s sole and absolute discretion.

5.9          Change in Business.  No Borrower shall engage in any material line of business substantially different from the business now being conducted by such Borrower.

5.10        Changes in Structure; Sale of Company.  Except in connection with Bleach Group’s initial public offering, none of the following will be done without first obtaining Lender’s written consent, which consent shall not be unreasonably withheld:  (a) No Borrower shall make any material changes in its equity capital structure or amend its Organization Documents in any respect materially adverse to the Lender or any Lender, (b) No Borrower shall sell all or substantially all of its assets, (c) No Borrower shall sell, transfer or assign all or any portion of its ownership interests in any of the Subsidiaries, and (d) no Borrower shall form, conduct any business through, or transfer any of its assets to, any subsidiary or other entity other than the Subsidiaries without the express prior written consent of Lender.

5.11        Accounting Changes. No Borrower shall make any significant change in accounting treatment or reporting practices, except as required by GAAP or Applicable Law, or change the fiscal year of such Borrower, except as may be required in connection with Bleach Group’s initial public offering.

5.12        Names; Collateral Locations.

(a)           The Borrowers maintain the Collateral at the Locations (as defined in Section 8.1) identified in Schedule 5.12(a) of this Agreement.  The Borrowers operate only under the names identified in Schedule 5.12(b) of this Agreement.  No Borrower will change its name or any of the Locations, establish any Location or any additional place of business or adopt any new trade name unless (i) Borrowers shall give to the Lender at least thirty (30) days’ prior notice thereof, and (ii) prior to establishing such additional place of business or new trade name, Borrowers shall execute any documents and notices reasonably required by the Lender in order to preserve the perfection of the Lender’s security interests in the Collateral.

(b)           No Borrower will store, keep or maintain any Collateral consisting of Inventory, machinery or equipment or fixtures at any location other than the Locations, except for any Collateral that has been sold in transactions otherwise permitted hereby or as the Lender may approve from time to time in writing.

5.13        Depositary Accounts.  No deposit, checking, money market, securities or other similar account with any bank, brokerage firm or other financial institution shall be maintained by any Borrower unless such institution and such Borrower have first delivered to the Lender, in form and substance acceptable to the Lender, a control agreement, depositary bank agreement, broker’s letter, security agreement or other document establishing and perfecting the Lender’s first priority Lien (subject only to Permitted Liens) in such account and granting to the Lender rights in such account consistent with the Credit Documents as the Lender may reasonably require.

5.14        New Real Property Interests; Leasehold Assignments and Landlord Consents.  In connection with establishment of any new place of business or Location by any Borrower, such Borrower will use commercially reasonable efforts to obtain from any lessor of such place of business a leasehold assignment in favor of the Lender and a landlord consent acknowledging the Lender’s Liens, each in form and substance reasonably acceptable to the Lender.

5.15        Debt Coverage Ratio; Monthly Financial Statements.  Borrowers will not permit the Debt Coverage Ratio to be less than 1.1 at any time.  Borrowers agree to provide Lender, on or before the 15th day following each month, unaudited financial statements prepared in accordance with GAAP (consistently applied by Borrowers), along with a calculation of the Debt Coverage Ratio as of the date of such financial statements, each of which shall be certified as true and correct by a Responsible Officer of Bleach Group.

5.16        Capital Expenditures.  Borrowers shall not make or incur during any fiscal year any obligation to make capital expenditures (including, without limit, Capital Leases) in excess of $100,000 per calendar year in the aggregate.

ARTICLE VI - EVENTS OF DEFAULT

6.1          Event of Default.  Any of the following shall constitute an “Event of Default”:

(a)           Non-Payment.  The Borrowers fail to pay when due or within five (5) business days thereafter any amount of principal, interest, fee or other amount payable hereunder or pursuant to any other Credit Document; or

(b)           Representation or Warranty.  Any representation or warranty by any Borrower made herein or in any Credit Document, or which is contained in any certificate, document or financial or other statement by such Borrower or its Responsible Officers, furnished at any time under this Agreement, or in or under any Credit Document, shall prove to have been incorrect in any material respect on or as of the date made; or

(c)           Other Defaults.  Any Borrower fails to perform or observe any other term or covenant contained in this Agreement or any Credit Document, and such default shall continue unremedied for a period of fifteen (15) days after the earlier of (i) the date upon which a Responsible Officer of such Borrower obtains actual knowledge of such failure or (ii) the date upon which written notice thereof is given to such Borrower by Lender; or

(d)           Cross-Default.  Any Borrower (i) fails to make any payment in respect of any Indebtedness (other than the Obligations) or Contingent Obligation having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $25,000 when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) and such failure continues after the expiration of all applicable grace or notice periods, if any, specified in the document relating thereto on the date of such failure; or (ii) fails to perform or observe any other condition or covenant after the expiration of all applicable grace or notice periods, if any, or any other event shall occur or condition exist after the expiration of all applicable grace or notice periods, if any, under any agreement or instrument relating to any such Indebtedness or Contingent Obligation, if the effect of such failure, event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause such Indebtedness to be declared to be due and payable prior to its stated

maturity, or such Contingent Obligation to become payable or cash collateral in respect thereof to be demanded; or

(e)           Insolvency; Voluntary Proceedings.  Any Borrower (i) becomes insolvent or generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any, whether at stated maturity or otherwise; (ii) voluntarily ceases to conduct its business in the Ordinary Course of Business; (iii) commences any Insolvency Proceeding with respect to itself; or (iv) takes any action to effectuate or authorize any of the foregoing; or

(f)            Involuntary Proceedings.  (i) Any involuntary Insolvency Proceeding is commenced or filed against any Borrower, or any writ, judgment, warrant of attachment execution or similar process, is issued or levied against a substantial part of such Borrower’s Properties, and any such proceeding or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded within sixty (60) days after commencement, filing or levy; (ii) any Borrower admits the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief (or similar order under non-U.S. law) is ordered in any Insolvency Proceeding; or (iii) any Borrower acquiesces in the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor), or other similar Person for itself or a substantial portion of its Property or business; or

(g)           Monetary Judgments.  One or more judgments, non-interlocutory orders, decrees or arbitration awards shall be entered against any Borrower involving in the aggregate a liability (not fully covered by independent third-party insurance) as to any single or related series of transactions, incidents or conditions, of $25,000 or more and not covered by insurance, and the same shall remain unsatisfied, unvacated and unstayed pending appeal for a period of thirty (30) days after the entry thereof; or

(h)           Non-Monetary Judgments.  Any non-monetary judgment, order or decree shall be rendered against any Borrower which does or would reasonably be expected to have a Material Adverse Effect, and there shall be any period of thirty (30) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(i)            Collateral.  Any material provision of any Collateral Document shall for any reason (other than by written agreement by Lender) cease to be valid and binding on or enforceable against any Borrower which is a party thereto or any Borrower shall so state in writing or bring an action to limit its obligations or liabilities thereunder; or any Collateral Document shall for any reason (other than pursuant to the terms thereof) cease to create a valid security interest in any material amount of Collateral purported to be covered thereby or such security interest shall for any reason fail or cease to be a perfected and first priority security interest subject only to Permitted Liens; or

(j)            Change of Control.  A Change of Control shall occur; or

(k)           Invalidity of Subordination Provisions.  (i) The subordination provisions of any Subordinated Debt shall for any reason be revoked, or (ii) any Person holding Subordinated Debt having an aggregate principal amount of more than $10,000 shall contest in any manner the validity or enforceability thereof or deny that it has any further liability or obligation thereunder, or (iii) the Indebtedness hereunder for any reason (other than pursuant to an act of Lender) shall not have the priority contemplated by this Agreement or any applicable subordination provisions; or

(l)            Default Under Other Facility.  To the extent that any Borrower is a party to any Indebtedness, loan or credit agreement or facility, any creditor under such Indebtedness, loan or credit agreement or facility shall declare a default thereunder, or any fact or circumstance shall occur or continue which would constitute the basis for an event of default under any such Indebtedness, loan or credit agreement or facility.

6.2          Remedies.  If any Event of Default occurs, the Lender may:

(a)           declare the unpaid principal amount of all outstanding Obligations, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Credit Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by Borrowers; and

(b)           exercise all rights and remedies available to it under the Credit Documents or applicable law.

6.3          Rights Not Exclusive.  The rights provided for in this Agreement and the other Credit Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.

ARTICLE VII - MISCELLANEOUS

7.1          Amendment and Waiver.  Any term, covenant, agreement or condition of this Agreement, the Note or the other Credit Documents may, with the written consent of Borrowers and Lender, be amended in writing, or compliance therewith may be waived (either generally or in a particular instance and either retroactively or prospectively), by the Lender.  For purposes of the Credit Documents and unless otherwise specified in writing by Bleach Group, a written consent of Bleach Group shall constitute a written consent on behalf of all Borrowers.

7.2          Expenses.  The Borrowers agree, whether or not the transactions hereby contemplated shall be consummated, to pay or reimburse the Lender for all reasonable out of pocket fees and expenses (including reasonable out of pocket attorney’s fees and costs) incurred in connection with this Agreement, the Credit Documents, the perfection of any security interests in Collateral, any due diligence investigation, and the other instruments and documents and the transactions hereby contemplated, including, without limitation all reasonable fees, costs and expenses incurred after the Closing Date with respect to (a) the enforcement of any provision of any such agreement or instrument or the collection of any sums due thereunder (including, without limitation, the reasonable fees and expenses of attorneys and accountants retained by the Lender or its or their respective agents for such purposes), (b) any proposed amendments, supplements or waivers (whether or not the same shall be signed or shall become effective) under or in respect of any such agreement or instrument, (c) any assignment or participation of the Obligations (other than transfer taxes, if any), or any of them, by any Note holder (including the costs of additional or supplemental documentation of the Credit Documents and the fees of any collateral trustee), (d) any workout or restructuring of the Indebtedness or capital structure of Borrower (whether or not the same shall be consummated or shall become effective) under or in respect of any such agreement or instrument and any other agreements and instruments prepared in connection therewith and the consideration of any legal questions relevant thereto, (d) all taxes and fees incurred in connection with the filing or recording of any Credit Documents, (e) all reasonable out of pocket expenses incurred in connection with the reproduction of such agreements and instruments and all stamp and other similar taxes (together in each case with interest and penalties, if any) which may be payable in respect of the execution and delivery of such agreement or instruments, or the issuance, delivery or acquisition by the Lender of any Note or otherwise pursuant to this Agreement, and (f) the reasonable out of pocket fees and disbursements of Jeffer, Mangels, Butler & Mitchell LLP, as counsel to the Lender, and of any special or local counsel in connection with preparation of such agreements and instruments, the rendering of legal opinions, and the transactions hereby and thereby contemplated (including, without limitation, in connection with any such enforcement, amendment, supplement, waiver, workout, or restructuring), net of any such amounts paid under Section 1.5 hereof.  The obligations of Borrowers under this Section 7.2 shall survive the termination of this Agreement, the payment or transfer of any Obligations, the enforcement of any provision hereof or thereof or collection of any amount due hereunder or thereunder, any such amendments or waivers and any such consideration of legal questions.

7.3          Survival of Representations and Warranties.  All representations and warranties of Borrower contained herein or made in writing by or on behalf of any Borrower in connection herewith, shall (i) survive the execution and delivery of this Agreement and the other Credit Documents and the delivery of the Note, and (ii) be deemed to be material and to have been relied upon by the Lender, regardless of any investigation made by the Lender.

7.4          Successors and Assigns.  All representations, warranties, covenants and agreements of any Borrower in this Agreement shall bind and inure to the benefit of the respective successors and assigns of such Borrower whether so expressed or not.  The provisions of this Agreement are intended to be for the benefit of all Persons who may from time to time be Lender hereunder, and shall be enforceable by any such holder, whether or not an express assignment to such holder of rights under this Agreement has been made.

7.5          Notices.  All notices and communications under this Agreement shall be in writing and shall be (a) delivered in person, or (b) mailed, postage prepaid, either by registered or certified mail, or (e) sent by reputable overnight express carrier, or (d) sent by facsimile, addressed or to the facsimile number, in each case, as follows:

if to the Lender:	Breakwater Structured Growth Opportunities Fund L.P.
1999 Avenue of the Stars, Suite 3430
Los Angeles CA 90067
Attn: Saif Mansour
Tel.: (310) 777-4010

Fax: (310) 777-4001

with a copy to (which shall not constitute notice):

Jeffer, Mangels, Butler & Mitchell LLP
1900 Avenue of the Stars, 7th Floor
Los Angeles, CA 90067
Attn: Robert Steinberg
Tel.: (310) 203-8080
Fax: (310) 203-0567

or to such other address or facsimile number as the Lender may have designated to Borrowers in writing; and

if to Borrowers:	c/o Bleach Group, Inc.
347 Fifth Ave., Suite 1402
New York, NY 10016
Attention: Mark Byers, CEO
Tel.: 011-61-2-8373-9300
Fax: 011-61-2-8373-9399

with a copy to:

Akerman Senterfitt LLP
750 Ninth Street, N.W., Suite 750
Washington, D.C. 20001
Attn: Ernest M. Stern, Esq.
Tel.: (202) 824-1705
Fax: (202) 393-5959

or to such other address or facsimile number as Bleach Group, on behalf of such Borrower, may have designated to the Lender by such notice.

All notices sent pursuant to the terms of this Section shall be deemed received (i) if personally delivered, then on the date of delivery, (ii) if sent by overnight, express carrier, then on the next Business Day immediately following the day timely sent for overnight delivery, (iii) if sent by registered or certified mail, then on the earlier of the third Business Day following the day sent or when actually received, or (iv) by facsimile transmission as long as such transmission and confirmation copy of such transmission is sent the same day by any of the methods described in (i), (ii) or (iii) herein.

7.6          No Waiver: Cumulative Remedies.  No failure to exercise and no delay in exercising, on the part of the Lender, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

7.7          Indemnity.  Whether or not the transactions contemplated hereby shall be consummated, Borrowers shall indemnify, defend and hold harmless the Lender and each of Lender’s officers, directors, employees, counsel, agents, representatives, and attorneys-in-fact (each, an “Indemnified Person”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses or disbursements (including reasonable Attorney Costs):

(a)           of any kind or nature whatsoever with respect to the enforcement of this Agreement and any other Credit Documents, or the transactions contemplated hereby and thereby, and with respect to any investigation, litigation or proceeding (including any Insolvency Proceeding or appellate proceeding) related to this Agreement or the Obligations or the use of the proceeds thereof, whether or not any Indemnified Person is a party thereto; and

(b)           which may be incurred by or asserted against such Indemnified Person in connection with or arising out of any pending or threatened investigation, litigation or proceeding, or any action taken by any Person, with respect to any Environmental Claim arising out of or related to any Property subject to a Lien in favor of the Lender;

(all the foregoing, collectively, the “Indemnified Liabilities”); provided, that Borrowers shall have no obligation hereunder to any Indemnified Person with respect to Indemnified Liabilities arising from the gross negligence or willful misconduct of such Indemnified Person.

No action, except for gross negligence or willful misconduct, taken by legal counsel chosen by the Lender in defending against any investigation, litigation or proceeding or requested remedial, removal or response action shall vitiate or any way impair any Borrower’s obligation and duty hereunder to indemnify and hold harmless the Lender.  Neither Borrowers nor any other Person is entitled to rely on any site visit, observation, or testing by the Lender.  Except as required by law, the Lender shall not be obligated to disclose to Borrowers or any other Person any report or findings made as a result of, or in connection with, any site visit, observation, or testing by the Lender (or any contractee of the Lender).

The obligations in this Section 7.7 shall survive payment of all other Obligations.  At the election of any Indemnified Person, Borrowers shall defend such Indemnified Person using legal counsel satisfactory to such Indemnified Person in such Person’s sole discretion, at the sole cost and expense of Borrower.  All amounts owing under this Section 7.7 shall be paid within thirty (30) days after demand.

7.8          Counterparts.  This Agreement may be executed by one or more of the parties to this Agreement in any number of separate counterparts, each of which, when so executed, shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute but one and the same instrument.  Counterparts of this Agreement may be delivered by facsimile or PDF transmission, each of which shall constitute an original.  A set of the copies of this Agreement signed by all the parties shall be lodged with each of Borrowers and the Lender.

7.9          Integration and Severability; Release.  This Agreement, taken together with the other Credit Documents, embodies the entire agreement and understanding among Borrowers (and any of them) and Lender with respect to the matters addressed herein and therein, and supersedes all prior agreements and understandings relating to the subject matter hereof and thereof.  In case any one or more of the provisions contained in this Agreement or in any instrument contemplated hereby, or any application thereof, shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein, and any other application thereof, shall not in any way be affected or impaired thereby.  In such event, the invalid, illegal or unenforceable provisions shall be invalidated, curtailed or limited only to the extent required to conform such provisions to the requirements of applicable law and the affected provisions of this Agreement shall be deemed to be amended only to extent necessary to reflect the requirements of applicable law and to effectuate the intent of the parties regarding the economics of the invalidated provisions.  Execution of this Agreement by Borrowers and the Lender constitutes a full, complete and irrevocable release of any and all claims which any Borrower may have at law or in equity against the Lender, and that the Lender may have at law in equity against any Borrower in respect of all prior discussions and understandings, verbal or written, relating to the subject matter of this Agreement and the other Credit Documents.

7.10        Captions.  The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

7.11        Independence of Provisions.  The parties acknowledge that this Agreement and other Credit Documents may use several different limitations, tests or measurements to regulate the same or similar matters, and that such limitations, tests and measurements are cumulative and must each be performed, except as expressly stated to the contrary in this Agreement.

7.12        Interpretation.  This Agreement is the result of negotiations among and has been reviewed by counsel to each Borrower and the Lender, and is the product of all parties hereto.  Accordingly, this Agreement and the other Credit Documents shall not be construed against the Lender merely because of the involvement Lender or its counsel in the preparation of such documents and agreements.

7.13        No Third Parties Benefited.  This Agreement is made and entered into for the sole protection and legal benefit of Borrowers, the Lender and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Credit Documents.  The Lender shall have no obligation to any Person not a party to this Agreement or other Credit Documents.

7.14        GOVERNING LAW AND JURISDICTION.

(a)           EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN ANY OF THE CREDIT DOCUMENTS, IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND THE OBLIGATIONS ARISING HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF CALIFORNIA APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE, WITHOUT REGARD TO THE

PRINCIPLES THEREOF REGARDING CONFLICTS OF LAWS, AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.

(b)           EACH BORROWER HEREBY CONSENTS AND AGREES THAT THE STATE OR FEDERAL COURTS LOCATED IN LOS ANGELES COUNTY, CALIFORNIA SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN SUCH BORROWER AND LENDER PERTAINING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT OR TO ANY MATTER ARISING OUT OF OR RELATED TO THIS AGREEMENT OR ANY OF THE OTHER CREDIT DOCUMENTS; PROVIDED, THAT LENDER AND SUCH BORROWER ACKNOWLEDGE THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF LOS ANGELES COUNTY, CALIFORNIA; AND FURTHER PROVIDED, THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE LENDER FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION TO COLLECT THE OBLIGATIONS, TO REALIZE ON THE COLLATERAL OR ANY OTHER SECURITY FOR THE OBLIGATIONS, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF LENDER.  EACH BORROWER EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND BORROWER HEREBY WAIVES ANY OBJECTION WHICH IT MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS AND HEREBY CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT.

ARTICLE VIII - DEFINITIONS

8.1          Defined Terms.  In addition to the terms defined elsewhere in this Agreement, the following terms have the following meanings:

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition by any Borrower of all or a substantial part of the assets of a Person, or of any business, division or product line of a Person, (b) the acquisition by any Borrower of in excess of fifty percent (50%) of the Capital Stock, partnership interests or equity of any Person or otherwise causing any Person to become a subsidiary of such Borrower, (c) a merger or consolidation or any other combination of any Borrower with another Person (other than such Borrower or a Person that is already a subsidiary of such Borrower at the time) provided that such Borrower is the surviving entity, or (d) a merger or consolidation or any other combination of a subsidiary of any Borrower with another Person (other than a Person that is already a subsidiary of such Borrower at the time) provided that such Borrower or a subsidiary shall own in excess of fifty percent (50%) of the Capital Stock or equity of such Person or the surviving entity.

“Affiliate” means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person.  A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities, by contract or otherwise.  Notwithstanding the foregoing, the Lender shall not be deemed an “Affiliate” of any Borrower or of any subsidiary of any Borrower.

“Applicable Law” means any United States or foreign federal, state or local statute, law (including common law), ordinance, regulation, order, writ, injunction, directive, judgment or decree applicable to the parties hereto, or any of their respective Affiliates, properties, or assets, as the case may be.

“Attorney Costs” means and includes all reasonable fees and disbursements of any law firm or other external counsel, the allocated reasonable cost of internal legal services and all reasonable disbursements of internal counsel.

“Bankruptcy Code” means the Federal Bankruptcy Reform Act of 1978 (11 U.S.C. § 101, et seq.), as amended and in effect from time to time and the regulations issued from time to time thereunder.

“Business Day” means any day, other than a Saturday or Sunday, on which banks in Los Angeles, California are generally open for business.

“Capital Lease” means any leasing or similar arrangement with a third party which, in accordance with GAAP, is classified as a capital lease.

“Capital Lease Obligations” means all monetary obligations of Borrower under any Capital Leases which would be categorized as principal indebtedness for purposes of GAAP.

“Capital Stock” means and includes (a) any and all shares, interests, participations or other equivalents of or interests in (however designated) corporate stock, including, without limitation, preferred or preference stock and interests in limited liability companies, (b) all equity or ownership interests in any Person of any type, and (c) all options, warrants, stock appreciation rights or other rights with equity features, and all rights to acquire, directly or indirectly, any of the foregoing.

“Cash Equivalents” means: (a) readily marketable obligations issued or fully guaranteed or insured by the United States Government or any agency thereof having maturities of not more than one (1) year from the date of acquisition; (b) deposit accounts, certificates of deposit, time deposits, repurchase agreements, reverse repurchase agreements, or bankers’ acceptances, having in each case a tenor of not more than one (1) year from the date of acquisition thereof, issued by any Qualifying Bank; (c) commercial paper of an issuer rated at least A-1 by Standard & Poor’s Corporation or P-1 by Moody’s Investors Service Inc. and in either case having a tenor of not more than six (6) months from the date of acquisition thereof and issued by a corporation (other than Borrower or any of its Affiliates) organized under the laws of any State of the United States of America or the District of Columbia; and (d) money market mutual funds, each with assets of at least $500,000,000, and substantially all of which assets consist of obligations of the type included in clauses (a) through (c) above.  Cash Equivalents shall at all times be denominated and payable in Dollars.

“Change of Control” means that (a) any “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the Exchange Act) becomes the beneficial owner (as defined in Rule

13d-3 under the Exchange Act), directly or indirectly (through direct acquisition, merger, or otherwise), of 50%, or more, of the “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act), or (b) a sale of all or substantially all of the assets of any Borrower in one transaction or a series of transactions (other than transactions between Borrowers made with prior written notice to Lender and which results in the transferred assets remaining as Collateral hereunder).

“Closing Date” means the date on which all conditions precedent set forth in Section 2.1 are satisfied or waived by the Lender and on which the Term Loan is funded.

“Code” means the Internal Revenue Code of 1986, and regulations promulgated thereunder.

“Collateral” means all property and interests in property and proceeds thereof now owned or hereafter acquired by any Borrower as debtor in or upon which a Lien now or hereafter exists in favor of the Lender whether under this Agreement or under any other documents executed by any such persons and delivered to the Lender.

“Collateral Documents” means, collectively, the Security Agreement, and all other security agreements, mortgages, deeds of trust, lease assignments, landlord consents, mortgagee consents, guarantees and other similar agreements, and all amendments, restatements, modifications or supplements thereof or thereto, between any Borrower(s) and the Lender pursuant to or in connection with the transactions contemplated hereby, and all financing statements (or comparable documents now or hereafter filed in accordance with the UCC or comparable law in any applicable jurisdiction) against Borrower(s) as debtor in favor of the Lender as secured party.

“Contingent Obligation” means, as to any Person: (a) any Guaranty Obligation of that Person; and (b) any direct or indirect obligation or liability, contingent or otherwise, of that Person: (i) in respect of any Surety Instrument issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings or payments; or (ii) to purchase any materials, supplies or other Property from, or to obtain the services of, another Person if the relevant contract or other related document or obligation requires that payment for such materials, supplies or other Property, or for such services, shall be made regardless of whether delivery of such materials, supplies or other Property is ever made or tendered, or such services are ever performed or tendered.  The amount of any Contingent Obligation shall be deemed equal to the maximum reasonably anticipated liability in respect thereof, and shall, with respect to item (b)(iii) of this definition, be marked to market on a current basis.

“Contractual Obligations” means, as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement to which such Person is a party or by which it or any of its Property is bound.

“Credit Documents” means this Agreement, the Note, the Security Agreement, the Warrant, the Shareholder Pledge Agreement, the Collateral Documents and all other agreements,

instruments or documents delivered to the Lender in connection with transactions contemplated by this Agreement.

“Debt Coverage Ratio” means, for a given calculation period, the ratio (expressed as a decimal number) of (i) EBITDA to (ii) the total interest expense and principal payments of the Borrowers (on a consolidated basis) for such calculation period on any Indebtedness, as determined in conformity with GAAP consistently applied by Borrower and tested on a trailing three month basis.

“Default” means any event or circumstance which, with the giving of notice, the lapse of time, or both, would (if not cured or otherwise remedied during such time) constitute an Event of Default.

“Dollars”, “dollars” and “$” each mean lawful money of the United States of America.

“EBITDA” shall mean, for any applicable period of determination, the sum of Borrowers’ (on a consolidated basis) (i) net income for such period, (ii) all federal, state, local and foreign income and corporate franchise tax expense during such period, (iii) total interest expense (net of interest income) on any Indebtedness, and (iv) the amount of all amortization expense and depreciation expenses for such period that were deducted in arriving at the net income for such period, all of the foregoing calculated in accordance with  GAAP consistently applied.

“Exchange Act” means the Securities Exchange Act of 1934, and regulations promulgated thereunder.

“GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession), which are applicable to the circumstances as of the date of determination.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Guaranty Obligation” means, as applied to any Person, any direct or indirect liability of that Person with respect to any Indebtedness, lease, dividend, letter of credit or other obligation (the “primary obligations”) of another Person (the “primary obligor”) or otherwise to assure or hold harmless the holder of any such primary obligation against loss in respect thereof;

“Indebtedness” of any Person means, without duplication: (a) all indebtedness for borrowed money; (b) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than: (i) trade payables entered into in the Ordinary Course of Business pursuant to ordinary terms, and (ii) ordinary accrued wages, fees and benefits due employees and consultants incurred in the Ordinary Course of Business within the current unexpired payroll period of such Person as of any date on which Indebtedness is determined hereunder); provided, however, that such exclusion shall not apply to the use of the term “Indebtedness” in Section 6.1(d);  (c) all non-contingent reimbursement or payment obligations with respect to Surety Instruments; (d) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses; (e) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to Property acquired by the Person (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property); (f) all Capital Lease Obligations; (g) all indebtedness referred to in clauses (a) through (f) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in Property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness; (h) all Guaranty Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (a) through (g) above.

“Insolvency Proceeding” means (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors; in each case (a) and (b) undertaken under U.S. Federal, State or foreign law, including the Bankruptcy Code.

“Intellectual Property” means any and all intellectual property or similar proprietary rights recognized in any jurisdiction in the world, including systems, trademarks, service marks, trade names, slogans, logos, designs and general intangibles of like nature, together with all applications or registrations therefor and the goodwill of the business associated therewith, patents, patentable materials, patent applications, formulas, procedures, methods, apparatus, ideas, creations, techniques, processes, inventions and invention disclosures (whether patentable or unpatentable), works of authorship, copyrights and copyrightable materials, together with all applications and registrations therefor, mask works, trade secrets, confidential or proprietary technical information, know-how, show-how, algorithms, programs, subroutines, tools, research in progress, technology, and similar rights.

“Inventory” means “inventory” as defined in the Uniform Commercial Code in the applicable jurisdiction.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, charge or deposit arrangement, encumbrance, lien (statutory or other) or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including those created by, arising under or evidenced by any conditional sale or other title retention agreement, the interest of a lessor under a Capital Lease Obligation, any financing lease having substantially the same economic effect as any of the foregoing, or the filing of any financing statement naming the owner of the asset to which such lien relates as debtor, under the UCC or any comparable law) and any contingent or other agreement to provide any of the foregoing, but not including the interest of a lessor under an Operating Lease.

“Locations” means Borrower’s headquarters at 347 Fifth Ave., Suite 1402, New York, NY 10016 and any other location of Borrower specifically identified in Schedule 5.12(a) of this Agreement).

“Management Members” means the following individual(s):  Mark Byers.

“Material Adverse Effect” means a negative result or potential result arising directly or indirectly from facts that, in the totality of the circumstances, are substantive and material to (i) the business, assets, operations, or financial or other condition of the Borrowers taken as a whole, (ii) the ability of any Borrower to pay or perform in accordance with the terms of any of their respective agreements with Lender, (iii) the rights and remedies of Lender under any of the Credit Documents or Collateral Documents, or (iv) the perfection or priority of any Lien granted to Lender under any of the Collateral Documents affecting or relating to any material amount of Collateral.

“Notice of Lien” means any “notice of lien” or similar document intended to be filed or recorded with any court, registry, recorder’s office, central filing office or other Governmental Authority for the purpose of evidencing, creating, perfecting or preserving the priority of a Lien securing obligations owing to a Governmental Authority.

“Obligations” means all of the Note, the Term Loan, and other Indebtedness, advances, debts, liabilities, obligations, covenants and duties owing by any Borrower to the Lender or any other Person required to be indemnified, that arises under any Credit Document, whether or not for the payment of money, whether arising by reason of an extension of credit, loan, guaranty, indemnification or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired.

“Operating Lease” means, as applied to any Person, any lease of Property which is not a Capital Lease.

“Ordinary Course of Business” means, in respect of any transaction involving a Borrower, the ordinary course of such Person’s business, as conducted by any such Person in accordance with past practice (or as modified pursuant to the good faith reasonable business judgment of the Board or a Responsible Officer of such Person) and undertaken by such Person in good faith and not for purposes of evading any covenant or restriction in any Credit Document.

“Organization Documents” means, for any corporation, the certificate or articles of incorporation, the bylaws, any certificate of determination or instrument relating to the rights of preferred shareholders of such corporation, any stockholder rights agreement, and all applicable resolutions of the board of directors (or any committee thereof) of such corporation, and for any limited liability company, the articles of organization, any operating agreement, any member control agreement, and any other agreement, instrument or document relating to the rights of holders of equity interests or profit interests in such limited liability company.

“Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or Governmental Authority.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, and whether tangible or intangible.

“Qualifying Bank” means a United States commercial bank which is a member of the Federal Reserve System, has a rating of BBB or better from Moody’s Investors Services, Inc., a rating of BBB or better from Standard and Poor’s Corporation, and has capital and surplus and undivided profits in excess of $500,000,000.

“Requirement of Law” means, as to any Person, any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon the Person or any of its property or to which the Person or any of its property is subject.

“Responsible Officer” means any corporate officer of any Borrower, the chief executive officer, the president, or manager or managing member of any Borrower, or any other officer having substantially the same authority and responsibility; or, the chief financial officer or the treasurer of any Borrower, or any other officer having substantially the same authority and responsibility.

“SEC” means the United States Securities and Exchange Commission.

“Security Agreement” means that certain Pledge and General Security Agreement executed by Borrowers to Lender, securing payment and performance of each Borrower’s Obligations under this Agreement, the form of which is attached hereto as Exhibit B and incorporated herein by this reference.

“Senior Lender” means (i) Moneytech only with respect to the Moneytech Facility and Bleach Australia, and (ii) Westpac only with respect to the Westpac Indebtedness and Ksubi, and (iii)  any successor or replacement senior lender of the foregoing.

“Subordinated Debt” means Indebtedness of Borrower which is subordinated in right of payment and enforcement to the Obligations pursuant to the Subordination Agreement or on such other terms and conditions which are acceptable to the Lender, in its sole discretion.  Subordinated Debt shall include the loan facility provided to Bleach Australia by Glowturn Pty Limited in the maximum principal amount of AUS$2,200,000 pursuant to the terms of a Secured Loan Facility, dated on or about August 9, 2011, the outstanding principal balance of which was AUS$1,925,795 as of December 31, 2012.

“Surety Instruments” means all letters of credit (including standby and commercial), banker’s acceptances, bank guaranties, shipside bonds, surety bonds and similar instruments.

“UCC” means the Uniform Commercial Code as adopted in the State of California as of the Closing Date, and as the same may be amended from time to time thereafter.

“United States” and “U.S.” each means the United States of America.

8.2          Other Interpretive Provisions.

(a)           Defined Terms.  Unless otherwise specified herein or therein, all terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto.  The meaning of defined terms shall be equally applicable to the singular and plural forms of the defined terms.  Terms (including uncapitalized terms) not otherwise defined herein and that are defined in the UCC shall have the meanings therein described.

(b)           The Agreement.  The words “hereof,” “herein,” “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement; and subsection, section, schedule and exhibit references are to this Agreement unless otherwise specified.

(c)           Certain Common Terms.  The term “documents” includes any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced.  The term “including” is not limiting and means “including without limitation.”

(d)           Performance; Time.  Whenever any performance obligation hereunder (other than a payment obligation) shall be stated to be due or required to be satisfied on a day other than a Business Day, such performance shall be made or satisfied on the next succeeding Business Day.  In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including.”  If any provision of this Agreement refers to any action taken or to be taken by any Person, or which such Person is prohibited from taking, such provision shall be interpreted to encompass any and all means, direct or indirect, of taking, or not taking, such action.

(e)           Amendments to Documents.  Unless otherwise expressly provided herein, references to agreements and other contractual instruments, including this Agreement and the other Credit Documents, shall be deemed to include all subsequent amendments, thereto, restatements thereof and other modifications and supplements thereto which are in effect from time to time, but only to the extent such amendments and other modifications are not prohibited by the terms of any Credit Document.

(f)            Laws.  References to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting the statute or regulation.

8.3          Accounting Principles.

(a)           Unless the context otherwise clearly requires, all accounting terms not expressly defined herein shall be construed, and all financial computations required under this Agreement shall be made, in accordance with GAAP, consistently applied.  No Accounting Changes (as hereinafter defined) shall affect the financial covenants, standards or terms contained in this Agreement; provided that Borrowers shall include a description in each

Officer’s Certificate and other financial reports required to be delivered hereunder which explains the differences between the financial statements delivered (which reflect such Accounting Changes) and the basis for calculating financial covenant compliance (without reflecting such Accounting Changes).  “Accounting Changes” means: (a) changes in accounting principles required by GAAP and implemented by Borrowers; and (b) changes in accounting principles recommended by Borrowers’ certified public accountants.

(b)           References herein to “fiscal year,” “fiscal quarter” and “fiscal month” refer to such fiscal periods of Borrowers.

(c)           Whenever the terms “satisfactory to the Lender,” “determined by the Lender,” “acceptable to the Lender,” “Lender shall elect,” “Lender shall request” or similar terms are used in the Credit Documents with respect to the Lender, except as otherwise specifically provided therein, such terms shall mean satisfactory to, at the election of, determined by, acceptable to or requested by the Lender in its sole reasonable discretion.

(d)           Wherever the term “to the knowledge of Borrowers” or “to Borrowers’ knowledge” or similar terms are used in the Credit Documents, such term shall mean the actual knowledge of any of any senior officer, director, manager or member of any Borrower.

(e)           Any statements, representations or warranties that are based upon the knowledge of any Borrower shall be deemed to have been made after a reasonably diligent inquiry by such Borrower with respect to the matter in question.

[Balance of page intentionally left blank; signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Loan Agreement to be duly executed and delivered by their duly authorized officers as of the day and year first above written.

BORROWERS:

BLEACH GROUP, INC.

By:	/s/ Mark Byers
Name:	Mark Byers
Title:	Director / President

HOMBECK TRADING LIMITED

By:	/s/ Mark Byers
Name:	Mark Byers
Title:	Director

BLEACH PTY LIMITED

By:	/s/ Mark Byers
Name:	Mark Byers
Title:	Director

KSUBI PTY LIMITED

By:	/s/ Mark Byers
Name:	Mark Byers
Title:	Director

SOMETHING ELSE BY NATALIE WOOD PTY LIMITED

By:	/s/ Mark Byers
Name:	Mark Byers
Title:	Director

BLEACH INTERNATIONAL (EU) LIMITED

By:	/s/ Mark Byers
Name:	Mark Byers
Title:	Director

COUNTERPART SIGNATURE PAGE TO LOAN AGREEMENT

BLEACH USA, INC.

By:		/s/ Mark Byers
Name:		Mark Byers
Title:		Director / President

BLEACH EUROPE SARL

By:		/s/ Mark Byers
Name:		Mark Byers
Title:		Director

BLEACH EUROPE DISTRIBUTION SAS

By:		/s/ Mark Byers
Name:		Mark Byers
Title:		Director

LENDER:

BREAKWATER STRUCTURED GROWTH
OPPORTUNITIES FUND, L.P.

By:		Breakwater Investment Management, LLC, its General Partner

	By:	/s/ Saif Mansour
Saif Mansour, Managing Partner

SCHEDULE 3.1.1

List of Subsidiaries

Name of Subsidiary	Jurisdiction of Formation

Hombeck Trading Limited	British Virgin Islands international business company
Bleach Pty Limited	Australian company limited by shares
Ksubi Pty Limited	Australian company limited by shares
Something Else by Natalie Wood Pty Limited	Australian company limited by shares
Bleach International (EU) Limited	Hong Kong company limited by shares
Bleach USA, Inc.	California corporation
Bleach Europe SARL	French company limited by shares
Bleach Europe Distribution SAS	French limited liability company

SCHEDULE 3.12

Registered Intellectual Property

Trademarks and Tradenames

The Borrowers own certain registered trademarks and tradenames in various jurisdictions.  Such trademarks and tradenames include the following:

INSIGHT

SOMETHING ELSE

TSUBI

KSUBI

INSIGHT51

INSIGHTFIFTYONE

300 SECONDS

INSIGHT 300 SECONDS

DEVICE

NATALIE WOOD

Attached hereto is a complete and accurate list of (i) each such registered trademark and tradename, (ii) the Borrower that owns such trademark or tradename, (iii) the jurisdiction of such registrations, and (iv) the registration numbers for each such registration.

Domain Names

Bleach.com.au

Bleachinternational.com

Bleach-group.com

Bleachgroup.net

Insight51.com

Insight52.com

Sincenever.com

Something.net.au

Something-else.com.au

Ksubi.com

Tsubi.com

Ksubi.com.au

Ksubi.net

Ksubieyewear.com

Ksubieyewear.com.au

Ksubay.com

Ksubay.com.au

Sexandfashion.net

SCHEDULE 3.13

Convertible Securities and Rights to Acquire Capital Stock

Glowturn Pty Ltd. has the right to convert up to $600,000 of outstanding debt of Bleach Australia into not more than 6.0% of the capital stock of Bleach Australia.

SCHEDULE 5.1

Permitted Liens

Confirmed Capital Agreement and Trade Credit Agreement with Moneytech Finance Pty Limited dated May 23,2012

Business Sale Agreement with Westpac Banking Corporation dated March 9, 2010

SCHEDULE 5.5

Prior Indebtedness

Confirmed Capital Agreement and Trade Credit Agreement with Moneytech Finance Pty Limited dated May 23,2012

Business Sale Agreement with Westpac Banking Corporation dated March 9, 2010

Secured Loan Facility between Bleach Pty Ltd. and Glowturn Pty Ltd. dated August 9, 2011 having a current outstanding balance of AUS$1,925,795 as of December 31, 2012.

SCHEDULE 5.12(a)

Locations

347 Fifth Ave., Suite 1402, New York, NY, United States, 10016

14 Mentmore Ave, Rosebery, NSW, Australia, 2018

50B Rosebery Avenue, Rosebery, NSW, Australia, 2018

Old Burleigh Theatre Arcade, 31/66 Goodwin Terrace, Burleigh Heads, QLD, Australia, 4220

25 Allec du Moura, Biarritz, France, 64200

SCHEDULE 5.12(b)

Names of Borrowers

Bleach Group, Inc.

Hombeck Trading Limited

Bleach Pty Limited

Ksubi Pty Limited

Something Else by Natalie Wood Pty Limited

Bleach International (EU) Limited

Bleach USA, Inc.

Bleach Europe SARL

Bleach Europe Distribution SAS

Exhibit A

Note

See the form of Note attached hereto

Exhibit B

Pledge and General Security Agreement

See attached form of Pledge and General Security Agreement

Exhibit C

Form of Warrant

See attached form of Warrant.

Exhibit D

Form of Shareholder Pledge Agreement

See attached form of Shareholder Pledge Agreement.

EXHIBIT E

Form Subordination Agreement

See attached form of Subordination Agreement.